UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2022

TREX COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14649	54-1910453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of Principal Executive Offices)	(ZIP Code)

(540) 542-6300

Registrant’s telephone number, including area code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	TREX	New York Stock Exchange LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01	Entry into a Material Definitive Agreement

Sale of Assets

On December 30, 2022, Trex Commercial Products, Inc. (Trex Commercial), a wholly-owned subsidiary and reporting segment of Trex Company, Inc. (the Company), the Company and Sightline Commercial Solutions, LLC (Sightline) entered into a definitive asset purchase agreement (Agreement) whereby Trex Commercial sold and assigned to Sightline, and Sightline purchased and assumed from Trex Commercial, substantially all the assets, and certain specified liabilities, of Trex Commercial, including but not limited to all tangible personal property, inventory, accounts receivable, contracts, trademarks, patents, other intellectual property, and other identifiable intangible assets of Trex Commercial. The transaction had a simultaneous signing and closing date of December 30, 2022.

In exchange for the assets, Sightline agreed to pay Trex Commercial $8,250,000 (Purchase Price), subject to certain adjustments. The Company estimates it will recognize a loss on sale of approximately $13 million to $16 million after tax. The loss will be recognized in the fourth quarter 2022. The Agreement contains standard representations and warranties by Trex Commercial and the Company which, except for fundamental representations, remain in effect for twelve months following the closing date. Trex Commercial placed $412,500 into escrow through January 1, 2024, the release of which is contingent upon a mutual agreement of the parties or January 1, 2024 or if a claim is pending, a final non appealable order of any court of competent jurisdiction.

As of the closing date, Sightline offered employment to all of Trex Commercial’s employees.

Additional agreements ancillary to the asset sale were also executed, including but not limited to a bill of sale, assignment and assumption agreement, an escrow agreement, intellectual property assignment agreements and a transition services agreement.

The Company also agreed that, for a period of five years from closing date, the Company would not engage in any Restricted Business. Restricted Business in the Agreement means the manufacture, design, engineering, and installation of commercial railing systems, structural glass/glazing solutions, metal panel walls, metal panel solutions, sunshades, canopies, and trellises. Notwithstanding the foregoing, nothing in the Agreement prevents the Company from conducting its current and future business with respect to the manufacture and sale of its products, which does not include custom engineered solutions, primarily for commercial use or business related to the Company’s license agreements as described in its Annual Report on Form 10-K.

Neither Trex Commercial nor the Company has any material relationship with Sightline, other than through the Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.01.

Item 7.01	Regulation FD Disclosure.

On December 30, 2022, the Company issued a press release announcing the sale of assets by Trex Commercial to Sightline. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference.

All capitalized terms used in this section but not otherwise defined herein shall have the meaning set forth in the Agreement.

This summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Trex Company, Inc. herewith files the following exhibits:

Exhibit No.	Description

10.1	Asset Purchase Agreement dated as of December 30, 2022 by and between Trex Commercial Products, Inc., Trex Company, Inc. and Sightline Commercial Solutions LLC. FILED HEREWITH

99.1	Press Release announcing sale of substantially all of the assets of Trex Commercial Products, Inc. FILED HEREWITH

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: December 30, 2022	/s/ Dennis C. Schemm
Dennis C. Schemm
Senior Vice President and
Chief Financial Officer

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